THE INTEGRITY FUNDS

AMENDED CERTIFICATE OF SERIES DESIGNATION

The members of the Board of Trustees of THE INTEGRITY FUNDS, a Delaware statutory trust (the "Fund"), pursuant to the authority contained in Section 5.1 of Article V of the Fund's Declaration of Trust dated October 31, 1997, as amended (the "Declaration of Trust"), hereby adopt this 22nd day of December 2011, the following resolutions:

RESOLVED, that the Fund consists of the following 4 series that have been established and designated by the Board of Trustees:

Integrity High Income Fund
Integrity Growth & Income Fund
Williston Basin/Mid-North America Stock Fund
Integrity Dividend Harvest Fund

FURTHER RESOLVED, that each series shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Fund's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of shares of such series;

FURTHER RESOLVED, that the designation of each series above shall not impair the power of the Board of Trustees from time to time to designate additional series of the Fund, including those that may be senior to existing series, to change the designation of each series now or hereafter created or to change the rights of each series designated hereby in accordance with the provisions of the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned being the Trustees of the Fund have executed this instrument as of the above date.

/s/ Robert E. Walstad	/s/ Orlin W. Backes
Robert E. Walstad	Orlin W. Backes

/s/ Jerry M. Stai	/s/ R. James Maxson
Jerry M. Stai	R. James Maxson